UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2012

THE KEYW HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-34891 (Commission File Number)	27-1594952 (IRS Employer Identification No.)

7740 Milestone Parkway, Suite 400 Hanover, Maryland 21076 (Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (443) 733-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2012, The KEYW Holding Corporation (“KEYW”) entered into a definitive stock purchase agreement to acquire Poole & Associates, Inc. (“Poole”).  Poole is a highly respected, mission-centric provider of systems and software engineering services to the U.S. Intelligence Community.  The transaction is expected to close within the next 60 days, subject to customary closing conditions.

The terms of the definitive stock purchase agreement provide for the purchase by KEYW, through its wholly owned subsidiary, The KEYW Corporation, of all of the outstanding shares of capital stock of Poole for consideration of $116.0 million in cash and $10.0 million of KEYW common stock. The number of shares of KEYW common stock to be issued will be based upon KEYW’s average closing market price over the last ten (10) trading days ending three (3) calendar days prior to the acquisition’s closing date.  The purchase price is subject to post-closing adjustments, including working capital and other adjustments, as of the closing date.  Each of the parties to the agreement has made customary representations and warranties and agreed to certain indemnification obligations. The closing of the acquisition is subject to KEYW securing adequate funding and/or financing to pay the cash portion of the purchase price. The stock purchase agreement provides that the outside date for closing the acquisition is October 19, 2012, which is subject to extension by KEYW to November 30, 2012 upon written notice and payment of a $4.0 million deposit into an escrow account.  If KEYW fails to close the acquisition by the outside date due to the failure to satisfy the funding condition or certain other closing conditions in the agreement, KEYW will owe Poole a break-up fee of $4.0 million.

On September 10, 2012, KEYW also entered into a commitment letter with Royal Bank of Canada and RBC Capital Markets providing for up to $225.0 million in committed senior secured financing to close the Poole acquisition, refinance existing debt, and fund any working capital needs. The financings contemplated by the commitment letter would replace KEYW’s existing senior credit facility and are contingent upon the closing of the Poole acquisition.

A copy of the press release announcing the signing of the Poole agreement and the entry into the commitment letter, dated September 10, 2012, is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated into this Item 3.02 by reference. The shares of KEYW common stock offered and to be sold in connection with the Poole acquisition were offered and will be sold pursuant to Section 4(2) of the Securities Act of 1933, as amended, which provides an exemption for transactions by an issuer not involving any public offering.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated September 10, 2012, by and among The KEYW Corporation, The KEYW Holding Corporation, Poole & Associates, Inc., the stockholders of Poole & Associates, Inc. and the Representative of the Sellers.

99.1	Press Release, dated September 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2012	THE KEYW HOLDING CORPORATION

	By:	/s/ John E. Krobath
Name: John E. Krobath
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated September 10, 2012, by and among The KEYW Corporation, The KEYW Holding Corporation, Poole & Associates, Inc., the stockholders of Poole & Associates, Inc. and the Representative of the Sellers.

99.1	Press Release, dated September 10, 2012.